SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2005

PRIMUS TELECOMMUNICATIONS GROUP,

INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-29092	54-1708481
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7901 Jones Branch Drive, Suite 900, McLean, VA 22102

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (703) 902-2800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer or Listing.

On December 13, 2005, Primus Telecommunications Group, Incorporated (the “Company” or “PRIMUS”), received a Staff Determination Letter from The Nasdaq Stock Market (“Nasdaq”) stating that the Company’s common stock is subject to delisting from the Nasdaq National Market because the closing bid price of the Company’s common stock is not in compliance with the $1.00 minimum closing bid requirement as set forth in Marketplace Rule 4450(a)(5).

PRIMUS intends to request timely a hearing concerning the Nasdaq Staff Determination, which hearing request will automatically stay the delisting of PRIMUS’s common stock pending the decision of the Nasdaq Listings Qualification Panel. At the hearing, PRIMUS intends to present a plan for its continued listing on the Nasdaq National Market. There can be no assurance that the Panel will grant PRIMUS’s request for continued listing on the Nasdaq National Market. If the Panel determines not to continue to list the Company’s common stock on the Nasdaq National Market, PRIMUS intends to request the Panel to permit the Company to transfer its common stock to the Nasdaq Capital Market.

PRIMUS currently complies with the requirements for initial listing on the Nasdaq Capital Market, except for the $1.00 minimum closing bid price. Under the rules of Nasdaq Capital Market, PRIMUS would have an additional grace period through June 12, 2006 to comply with the $1.00 minimum closing bid price requirements on the Nasdaq Capital Market. If the Company determines to apply for listing of its common stock on the Nasdaq Capital Market, there can be no assurance that it will meet the initial listing requirements for the Nasdaq Capital Market at such time.

Item 9.01. Financial Statements and Exhibits.

(a) and (b) Not applicable.

(c) Exhibits.

Exhibit No.	Description
99.1	Press release dated December 13, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMUS TELECOMMUNICATION GROUP, INCORPORATED

Dated: December 14, 2005	By:	/s/ Thomas R. Kloster
Thomas R. Kloster
Chief Financial Officer (Principal Financial Officer)